Exhibit (p)

INITIAL PURCHASE AGREEMENT

The Gabelli Go Anywhere Trust (the “Fund”), a Delaware statutory trust, and GAMCO Investors, Inc. (the “Buyer”) hereby agree as follows:

1.  The Fund hereby offers the Buyer and the Buyer hereby purchases 5,085 common shares of beneficial interest of the Fund, par value $0.001 (the “Common Shares”), and 1,695 Series A Cumulative Puttable and Callable Preferred Shares of the Fund, par value $0.001 (the “Series A Preferred Shares,” each combination of three Common Shares and one Series A Preferred Share being referred to herein as a “Combination”), at a price of $99.00 per Combination.  The Common Shares and the Series A Preferred Shares represent the “initial shares” of the Fund.

2.  The Buyer shall wire the amount of $167,805 to the Fund no later than May 7, 2015 in full payment for the Common Shares and Series A Preferred Shares.

3.  The Buyer represents and warrants to the Fund that the Common Shares and Series A Preferred Shares purchased by the Buyer are being acquired for investment purposes and not for the purpose of distribution.

4.  This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund.

5.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 7th day of May, 2015.

THE GABELLI GO ANYWHERE TRUST

By:	/s/ Andrea R. Mango
	Name:	Andrea R. Mango
	Title:	Secretary

GAMCO INVESTORS, INC.

By:	/s/ Robert S. Zuccaro
	Name:	Robert S. Zuccaro
	Title:	Chief Financial Officer